Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4/A of our report dated May 7, 2014 relating to the financial statements of Dymatize Enterprises which are included in this Form S-4/A. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ Montgomery Coscia Greilich, LLP
Plano, Texas
June 17, 2014